Exhibit 99.1



             Ultralife Batteries, Inc. Awarded $7.4 Million Battery
                      Contract by U.S. Defense Department


    NEWARK, N.Y.--(BUSINESS WIRE)--March 17, 2005--Ultralife Batteries, Inc. (NASDAQ: ULBI) has been awarded a new production contract for its BA-5390/U battery valued at approximately $7.4 million, by the U.S. Defense Department. This contract is independent of the Next Gen II, Phase IV five-year battery contract for the BA-5390 and four other rectangular military batteries, which the company was awarded in December 2004. Deliveries under this $7.4 million contract are required to be completed by May 14.
    "This contract once again affirms Ultralife's position as the leading supplier of lithium/manganese dioxide batteries to the U.S. Military," said John D. Kavazanjian, Ultralife's president and chief executive officer. "It also illustrates the military's commitment to adopting lithium/manganese dioxide batteries. We are gratified that this important customer continues to have confidence in Ultralife's ability to deliver product under tight deadlines so that it has an ongoing supply of BA-5390 batteries ahead of battery production under the Next Gen II, Phase IV contract."
    Added Kavazanjian, "Deliveries under this contract are expected to occur in March and April. A substantial portion of these deliveries was anticipated in our first quarter revenue guidance. While we still expect revenue of $18 million, due to the timing of the receipt of this contract it is possible that some revenue may shift into the second quarter. Our full year revenue estimate of 10% to 20% growth over the $98.2 million we reported for 2004 remains unchanged."
    The BA-5390/U is a lithium/manganese dioxide non-rechargeable battery, and, with 50 percent more energy, is an alternative to the lithium/sulfur dioxide BA-5590/U battery, the most widely used military battery in the U.S. Armed Forces. The BA-5390/U is widely used to power more than 50 military applications, such as the AN/PRC-119 SINCGARS (Single Channel Ground and Airborne Radio System) and the Javelin Medium Anti-Tank Missile Command Launch Unit. The BA-5390/U provides soldiers with the latest and best battery technology in a cost effective manner. More energy in each battery provides longer mission time with fewer batteries for soldiers to carry, and fewer batteries to ship and dispose of, all of which reduce cost to the military.

    About Ultralife Batteries, Inc.

    Ultralife is a global provider of power solutions for diverse applications. The company develops, manufactures and markets a wide range of non-rechargeable and rechargeable batteries, charging systems and accessories for use in military, industrial and consumer portable electronic products. Through its range of standard products and engineered solutions, Ultralife is able to provide the next generation of power systems. Industrial, retail and government customers include General Dynamics, Philips Medical Systems, Energizer, Kidde Safety, Lowe's, Radio Shack and the national defense agencies of the United States and United Kingdom, among others.
    Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife (UK) Ltd., a second manufacturing facility, is located in Abingdon, U.K. Both facilities are ISO-9001 certified. Detailed information about Ultralife is available at www.ultralifebatteries.com.
    This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.
    Ultralife(R) is a registered trademark of Ultralife Batteries, Inc.


    CONTACT: Ultralife Batteries, Inc.
             Julius Cirin
             (315) 332-7100
             jcirin@ulbi.com
             or
             Lippert/Heilshorn & Associates, Inc.
             Media:
             Chenoa Taitt, 212-201-6635
             ctaitt@lhai.com
             or
             Investor Relations:
             Jody Burfening, 212-838-3777
             jburfening@lhai.com